EXHIBIT 23

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM CONSENT

We consent to the incorporation by reference in Registration Statement No. 33-65291 of Rayonier Inc. on Form S-8 of our report dated June 23, 2004 appearing in this Annual Report on Form 11-K of Rayonier Investment and Savings Plan for Salaried Employees for the year ended December 31, 2003.

DELOITTE & TOUCHE LLP

Jacksonville, Florida

June 25, 2004